VIVA INTERNATIONAL INC
VIVI OTC:BB
436 South West 8th Street, Miami, Florida 33130
Office: 305.858.2823
Fax: 305.858.2965
Main: 1.888.336.8482
Email: tseptembre@aol.com

ec air
San Juan, Puerto Rico, IATA - JI

September 8, 2005

Mr. Douglas Caldwell, CEO
RegionsAir, Inc.
693 Fitzhugh Blvd.
Smyrna, TN 37167

Letter of Intent (LOI)

Gentlemen and Ladies:

This Letter of Intent (herein after referred to as "LOI" or "Letter" or "letter"), sets forth the principal terms for the expressed purpose of consummating the acquisition of RegionsAir, Inc. a privately held Tennessee corporation (herein after referred to as "RA") by Viva International, Inc. a publicly held Nevada Corporation, trading symbol VIVI OTC:BB, (hereinafter referred to as "VIVA" or "Buyer"). This LOI will be subject to the execution of a definitive agreement and plan of ongoing operations (Interim Operating Agreement), among VIVA, the Sellers, and RA and will incorporate by reference below the following terms and other customary provisions for transactions of this kind.

This LOI is merely an expression of interest and creates no liability or obligation on the part of RA, and or Sellers, and or VIVA except as set forth in paragraph 13 through 21, 23 through 24, and 35 through 38, which paragraphs shall bind the parties, whether or not the parties reach a definitive agreement regarding the acquisition of RA. Neither the Buyer nor the Seller shall be obligated to consummate the proposed acquisition unless and until all parties have executed a definitive Acquisition Agreement detailing all essential terms of the Acquisition, and all parties have satisfied the conditions set forth herein.

1. Description of Transaction. Seller(s) and Buyer wish to enter into a transaction whereby Seller(s) exchanges their ownership in the common shares of RA that constitutes 100% of all of RA's outstanding common shares and equity of all kind for preferred shares in Buyer (see paragraph 3 below) and exercisable warrant or warrants for 5,000,000 shares of Buyers common stock (see paragraph 4 below) and other good and valuable consideration. The preferred stock of Buyer is to be a new issue and will be

marketed and sold by the Buyer's Investment Banker under a Private Placement Memorandum. As a new issue, the Buyer herein advises that it has retained SEC counsel for the express purpose of creating all documentation, registrations and filings necessary to offer the preferred shares for sale under the Private Placement Memorandum. Buyer will make available to Seller, within 15 days of the execution of this LOI by all the parties hereto, a copy of the Private Placement Memorandum, a copy of a preferred certificate and copies of any registrations, etc. that Buyer would need to inspect to form an informed opinion as to the satisfactory nature of consideration to be accepted.

2. Description of assets to be acquired and liabilities to be assumed. Unless otherwise agreed to and identified by exhibit herein, all existing assets and liabilities (including a Letter of Credit securing payments of rents of aircraft from BAE SYSTEMS Asset Management, Inc. / Jet Acceptance Corporation) of RA will transfer to the Buyer upon acceptance of the terms and conditions of the Acquisition Agreement that will be completed upon the parties execution of this LOI. Existing assets and liabilities are described herein as those recorded on to the Company's books and records and subject to audit verification and measurement. Assets are further defined to include leases of personal and real property that it utilizes in the conduct of the RA's ongoing operations.

3. Terms Buyer offers to Seller(s) $6,000,000 of preferred shares of Viva International, Inc. plus an amount sufficient to cover related costs of completing the transaction including but not limited to professional fees, advisory fees and underwriting costs (if any), or cash or other consideration acceptable to Sellers. Buyers will pay all costs associated with Sellers selling or liquidating said shares. The preferred shares are to contain a preferred dividend rate of 8% with any dividends accruing being paid, in arrears, on a quarterly basis. The preferred shares to be offered will be allowed to convert to common shares after two (2) years. Seller(s) offer, in exchange, all of the common shares of RegionsAir that constitutes 100% of the equity in RA.

The parties contemplate that as the preferred shares are sold, Sellers, at Sellers option may draw upon the funds as available and both parties further contemplate that at least $2,500,000 of the preferred shares will have been sold within 45 days of the date of acceptance of this LOI by Buyer and that Seller will have drawn said sum, any failure of the sale of such sum will be addressed further in the definitive Acquisition Agreement. VIVA, if Buyer's Investment Banker has not sold a sufficient number of the preferred shares transferred to Seller, agrees to have paid in cash or otherwise the balance of the $6,000,000 on or before December 15, 2005. Any default by Buyer under this paragraph will be addressed in the definitive Acquisition Agreement.

4. Additional Consideration. The Buyer also offers to the Seller(s) an exercisable warrant or warrants for 5,000,000 shares of Buyers common stock, in a form acceptable to Seller, that will be dated and valued at the Buyer's fair market value as of the date of acceptance of the LOI. The warrant will be exercisable at any time during the 5 years following the date of issuance by payment of the applicable carrying value of the warrant as contained therein. The warrants will be held by the Buyer or the Buyer's agent until a formal closing evidencing completion of the transaction between Buyer and

Seller. Any failure to complete the transaction between Buyer and Seller will result in cancellation of the warrant(s) by the Buyer without any further obligation to Buyer.

5. Sale of Preferred Securities and Use of Escrow Agent. The Buyer herein authorizes Seller to deposit the preferred shares that Seller accepts with the Buyer's Investment Banker. Buyer's Investment Banker agrees to sell under a Private Placement Memorandum and further agrees to deposit the proceeds with a designated Escrow Agent. The Escrow Agent will disburse funds to the Seller(s) or others as instructed by Seller. The Seller reserves, at all times, to discontinue the sale of any preferred shares of Buyer and accept preferred shares in satisfaction of the terms and conditions of the agreement.

6. Timing of Sales. The Buyer acknowledges herein that it has no control over the timing of sales of the preferred shares that Seller accepts as consideration under this LOI and subsequent agreements. However, the Buyer and Buyer's Investment Banker will assist and aide Seller at all times to ensure that on a "best efforts" basis that the Buyer's preferred shares are sold commensurate with the Seller's wishes.

7. Closing in Escrow and Interim Operating Agreement. Upon the execution of the definitive Acquisition Agreement the Buyer and Seller agree to close in escrow and to the implementation of an Interim Operating Agreement that will allow Buyer to effectively take over the day to day operations of RegionsAir. A Sample Interim Operating Agreement will be provided for the Seller(s) consideration within seventy-two (72) hours of acceptance of this LOI.

8. Other Agreements. The Buyer agrees to employ (retain) Douglas Caldwell, in his present capacities as Chief Executive Officer and Fred Breeden, Chief Financial Officer for a period of not less than three (3) years. Notwithstanding the offer of continued employment, Buyer is not precluded from utilizing the talents of Mrrs. Caldwell and Breeden on a more comprehensive basis than to which they are currently so used.

9. Business Structure. Immediately after the conclusion of the underlying agreements evidencing this transaction, RA will become a wholly owned subsidiary of Viva International, Inc. (Viva). Viva intends to continue the business currently being conducted by RegionsAir and as managed by Mrrs. Caldwell and Breeden. Viva further expects to expand the capabilities of RA so that it can and will integrate with other Viva aviation subsidiaries, Eastern Caribbean Airlines Corporation and Viva Air Dominicana, S.A.

10. Representations of Sellers(s). The Seller(s) herein represent,

(a) they are the owners of 100% of all of the common shares and or other equity of RegionsAir and that they are authorized to enter into a transaction for the sale or exchange of their equitable interests and that there are no claims, liens or encumbrances

against them the nature of which would prevent such a transaction as contemplated herein;

(b) that RegionsAir is formed under the laws of Tennessee and that it is in good standing;

(c) that RA is current with all required filings that may be required of any Federal or State authority the nature of which would cover income, franchise, payroll and employment, department of transportation, federal aviation authority. In addition, Sellers warrant that all required fees, taxes or assessments therein have been paid in full unless otherwise disclosed by exhibit herein;

(d) that there are no lawsuits or pending litigation against RA or against them personally the nature of which would prevent them from completing a transaction with Buyer.

11. Representations of Buyer. The Buyer represents,

(a) that it is a publicly traded entity that is in good standing and organized under the laws of Nevada;

(b) that it is authorized to enter into a transaction as contemplated herein with Seller and that such has been endorsed by resolution of the Company's Board of Directors;

(c) that it is legally able to offer its securities and other consideration as contemplated within this LOI and subsequent agreements and that in doing so it is not in violation of any federal and state laws governing such agreements.

12. Publicly Traded Company. RA and the Owners (Sellers) acknowledge that RA and or its stock or any security interest is not publicly traded under the definition, and VIVA is a publicly traded company under the definition of "Listed" and "Issuer" as defined in the Laws, Rules, and Regulations of the Securities Exchange Act of 1934, as amended and the Sarbanes-Oxley Act of 2002 as promulgated into the United States Code and Securities and Exchange Commission Rules and Regulations. The compliance with and adherence to any and all of the above mention Laws, Rules, and Regulations is imperative to the continued existence of VIVA and the responsibilities, liabilities, and oversight of the Officers and Directors of VIVA to its shareholders. In the event that a definitive acquisition agreement is executed RA and Sellers agree that they shall use their best efforts to establish, maintain and adhere to the herein mentioned Laws, Rules, and Regulations.

13. Confidential Information. In connection with the parties interest in the possible transaction presently being discussed both VIVA and RA may have received and will be given non-public proprietary information (including confidential technical, trade secrets confidential internal projections and other financial data about VIVA and/or RA.

Such information, together with any material prepared by VIVA, RA and/or Sellers and their Representatives that contains or reflects such information, is referred to as "Confidential Information." For purposes of this LOI, the term "Representatives" includes directors, officers, partners, affiliates, agents, employees, financial, legal, accounting, advisors, consultants, and other such representatives.

14 Treatment of Confidential Information. Unauthorized disclosure of Confidential Information may cause substantial and irreparable damage to VIVA and/or RA. Accordingly, Confidential Information has been and will be provided to VIVA and/or RA and Sellers only on the following conditions:

(a). Confidential Information is to be used solely to enable RA and Sellers to evaluate the VIVA / Regionsair transaction ("Permitted Use").

(b). Without VIVA's, RA's or the Seller's prior written consent, VIVA, RA and/or Sellers will not:

(i). disclose to any third party that VIVA and/or RA has provided Confidential Information to VIVA, RA, and/or Sellers, that VIVA is considering a Transaction with RA and/or Sellers, or the terms, conditions or other facts with respect thereto (including the status thereof) (such information set forth in this clause (i) being herein included as Confidential Information), or

(ii). disclose Confidential Information to any third party, except as provided in Paragraph (c). RA and or Sellers will only disclose Confidential Information to those Representatives who reasonably need to know such information, who agree to keep such information confidential under the terms of this LOI, and who have been provided with a copy of this LOI and agree to be bound by the terms hereof to the same extent as if they were parties hereto. Moreover, such disclosure will be made only to the extent necessary in connection with the Permitted Use. VIVA, RA and/or Sellers will be responsible for any breach of this LOI by any of the parties Representatives and RA and Sellers agree, at their sole expense, to take all reasonable measures (including but not limited to court proceedings) to restrain RA and or seller Representatives from prohibited or unauthorized disclosure or use of the Confidential Information.

(c). RA and seller's obligation concerning Confidential Information (except as contained in paragraph 14 (a)(i) hereof do not apply to any such information that RA or Sellers can demonstrate falls within either of the following:

(i). Confidential Information that has entered the public domain through no fault of or action by VIVA, RA or Sellers, or

(ii). Confidential Information that is in VIVA's, RA's and/or Seller's possession prior to being furnished to them by or on behalf of VIVA, RA or Sellers or is obtained, after the date hereof, by VIVA, RA or Sellers from any third party, provided that such Confidential Information was obtained by or provided lawfully and

not in violation of any contractual or legal obligation of any person to VIVA, RA or Sellers any such or third party. This agreement does not prevent VIVA, RA or Sellers from disclosing Confidential Information to the extent that they are required to disclose by order of a court or pursuant to the published rules or regulations of a government agency or body, in each case having jurisdiction over VIVA, RA or Sellers.

(d) Before such disclosure VIVA, RA and/or Sellers will;

(i) notify the other party(s) promptly in writing of the order or request for disclosure so VIVA can seek a protective order, and

(ii) cooperate with the other party(s) to obtain a protective order.

15. Level of Responsibility for Confidential Information. VIVA, RA and/or Sellers agree to use their best efforts, herein defined as at least equal to that used to protect their own propriety information and to keep such Confidential. VIVA, RA and/or Sellers will promptly notify all parties to this LOI of any actual or threatened breach of the terms of this LOI or unauthorized disclosure of Confidential Information.

16. Accuracy or Completeness. VIVA, RA and/or Sellers understand and acknowledge that neither VIVA, RA and/or Sellers, nor any of their Representatives, shall be deemed to have made any representations or warranties as to the accuracy or completeness of any confidential information that has been exchanged. VIVA, RA and/or Sellers agree that neither VIVA, RA and/or Sellers nor their Representatives will be liable as a result of VIVA, RA and/or Sellers use of Confidential Information or any errors therein or omissions therefrom. Only those representations or warranties that are made in a definitive agreement regarding any transaction contemplated herein, when, and if executed are subject to such limitations and restrictions as may be specified therein and as such will have legal effect.

17. Return of Confidential Information. All Confidential Information is considered proprietary (including all copies), and will be returned to either party upon request or within 60 days of any failure to execute any necessary agreements to legally bind the parties to one another and complete the intended transaction as contemplated by this LOI.

18. Term of Confidentiality. RA and/or Sellers agree for a period of three (3) years after the date hereof and each of their Affiliates (as that term is defined in Rule 12b-2 under the Securities Exchange Act of 1934, as amended (the Exchange Act) and the Sarbanes-Oxley Act of 2002 (SOX) will not in any manner, unless specifically invited in writing to do so by VIVA, directly or indirectly;

(a) Effect, or seek, offer or propose to effect (whether publicly or otherwise), or cause or participate in, (i) any Acquisition of (A) any security of VIVA in violation of any securities laws rules and or regulations. (B) Participate in any restructuring, recapitalization, liquidation, dissolution or similar transaction with respect

to VIVA or any Affiliates thereof, (C) Engage in any "solicitation" of "proxies" (as such terms are defined or used in Regulation 14A of the Exchange Act) or consents with respect to any Voting Securities, any election consent" (as such is defined or used in Rule 14a-11 of the Exchange Act0 with respect to VIVA, or any demand for a copy of VIVA's stock ledgers, lists of its shareholders, or other books and records, or (D)Participate in any action inconsistent with the terms of this LOI including; (1) To form or jointly participate in or encourage the formation of any group (within the meaning of Section 13(d) (3) of the Exchange Act); (2) To otherwise act, alone or in concert with others, to seek or offer undue control or influence, in any manner, over the VIVA's Management or its Board of Directors or on the policies of VIVA; (3) Take any action that might force VIVA to make a public announcement regarding any of the types of matters set forth in (a) above; (4) Make (public or to VIVA, its Representatives or security holders, directly or indirectly) any request or proposal to amend, waive or terminate any provision of this LOI or any inquiry or statement relating thereto; or (f) instigate, encourage or assist any third party to do any of the forgoing.

19. Survival. Paragraph 18 of this LOI shall survive for a period not to exceed three (3) years as specified herein even if some or all of the Confidential Information becomes publicly disclosed or outdated. No failure or delay by VIVA in exercising any right under this LOI shall operate as a waiver thereof.

20. Solicitation of Personnel. In consideration of Confidential Information being furnished to VIVA, RA and/or Sellers, VIVA, RA and/or Sellers agree that, for a period of two years from the date hereof, neither VIVA, RA and/or Sellers nor any of their affiliates will solicit to employ, entice or offer employment to any of the current officers or employees of VIVA, RA and/or Sellers to which VIVA, RA and/or Sellers have had contact or who was specifically identified to VIVA, RA and/or Sellers during the period of the parties investigation of VIVA, RA and/or Sellers, so long as they are employed by VIVA, RA and/or Sellers, without obtaining the prior written consent of VIVA, RA and/or Sellers.

21. Damages for Breach. VIVA, RA and/or Sellers agree that if VIVA, RA and/or Sellers breach the terms of this LOI, including any binding portions, it would be extremely impracticable and difficult to measure damages. Accordingly, in addition to any other rights and remedies VIVA, RA and/or Sellers may have all the parties hereto agree that VIVA, RA and/or Sellers may sue for specific performance, and VIVA, RA and/or Sellers expressly waive (i) the defense that a remedy in damages will be adequate and (ii) any requirement, in an action for specific performance, for the posting of a bond. In the event of a default under this agreement, the defaulting party shall reimburse the nondefaulting party or parties for all costs and expenses reasonably incurred by the nondefaulting party or parties in connection with the default, including without limitation attorney's fees. Additionally, in the event a suit or action is filed to enforce this agreement or with respect to this agreement, the prevailing party or parties shall be reimbursed by the other party for all costs and expenses incurred in connection with the suit or action, including without limitation reasonable attorney's fees at the trial level and on appeal.

22. Notification of Solicitation. VIVA, RA and/or Sellers agree to notify all parties to this LOI promptly if they receive any proposal, offer, contact or inquiry with respect to any transaction involving VIVA, RA and/or Sellers.

23. Integral Part of Definitive Agreement. This LOI does not obligate either party to enter into any further agreement. In the event that a definitive acquisition agreement is executed this LOI will become an integral part and enforceable as if all provisions were binding on all parties, except to those terms that may be modified or identified as changed as described in the definitive agreement..

24. Successors and Assigns. This LOI shall inure to the benefit of and be binding upon the undersigned parties and to their respective successors and assigns. If any provision of this LOI is deemed void by law, the remaining provisions shall continue in full force and effect. VIVA, RA and/or Sellers agree that no failure or delay by any party to enforce any right, power or privilege under this LOI shall operate as a waiver thereof, nor shall any single or partial exercise thereof preclude any other or future exercise thereof or the exercise of any other right, power or privilege thereunder.

25. Tax and Accounting Consequences. This transaction is intended to be structured as a stock exchange and as such is intended to be a tax-free reorganization whereby RA will become a wholly owned subsidiary of VIVA. The present owners/shareholders of RA will be able to defer recognition of any tax gain or loss until such time as any stock that they receive pursuant to this transaction is subsequently sold. This transaction will be accounted for under generally accepted accounting principles and will make such adjustment or adjustments to the assets and liabilities of RA, after its acquisition by VIVA, as to recognize the implied value of the transaction.

26. Due Diligence. Each party will afford the other and its respective agents and representatives reasonable opportunity and access during normal business hours to investigate its business, including its, books, records, technology and operations. Such investigations are governed in part by a Mutual Confidentiality and Non-Circumvent Agreement between the parties (attached signed and dated agreements attached herein). The parties intend to complete the investigations in a timely manner sufficient to execute a definitive Acquisition Agreement on or before September 27, 2005.

27. Representations and Warrantees: In the definitive acquisition agreement VIVA, RA and Sellers will provide one and another customary representations and warranties for a transaction of this nature.

28. Securities Compliance: The shares issued by VIVA to the Sellers in any potential acquisition will conform to applicable United States Laws, Securities and Exchange Rules and Regulations, Trading Exchange Rules and Regulations which will include either (i) in a private placement under the Securities Act of 1933 as amended (the "Act") and registration rights; or (ii) exemption from registration under Section 3(a)(10) of the Act; or (iii) an effective registration statement filed with the SEC on Form S-4.

29. Board and Shareholder Approval; The acquisition will be subject to approval by the Board of Directors of VIVA and RA, and the shareholders of VIVA (if required), including any equity class votes. No RA shareholder approval is required.

30. Employee Benefits. Each of VIVA's and RA's employees who remain employed following the acquisition will become eligible to participate in all existing employee plans applicable to RA and or VIVA and its subsidiaries on the same terms and conditions as similarly-situated employees of RA and VIVA and its subsidiaries except that any waiting period is wavered and all time in grade, sick leave, and vacation times due are retained.

31. Conditions to Close. The closing of the acquisition will be subject to customary conditions for a transaction of this nature, including:

(a) The absence of any material breach of any representations and warranties or covenants by VIVA, RA and Sellers;

(b) Customary legal conditions, including appropriate officer's certifications and the absence of material adverse change in financial or business conditions or liabilities, assets or prospects of VIVA , RA or Sellers as applicable (excluding extensions of its current financial circumstances and factors affecting the relevant economic sector in general);

(c) Customary opinions from SEC legal counsel for VIVA, RA and Sellers;

(d) Any requisite governmental approval, including antitrust, securities law compliance, and aeronautical regulatory authority.

(e) No significant change in RA's structure ownership or business.

32. Continuation of Business. From the date of this LOI until the expiration of the Exclusive Period (as defined paragraph 33), RA and Sellers will continue to operate its business in the ordinary course and will not enter into any transaction or agreement or take any action out of the ordinary course, including any single transaction or commitment greater than $100,000 or any distribution of equitable interest including privately held stock without first obtaining the approval of VIVA, which shall not be unreasonably withheld.

33. Timing. The closing of the acquisition is expected to occur on or before October 1, 2005 and will be subject to compliance with applicable requirements of shareholder, SEC, and aeronautical regulatory authority notification and approval, together with securities registration and qualification.

34. Exclusive Period of Negotiation. RA and Sellers acknowledge that they will expend considerable funds and effort in anticipation of the potential execution of a definitive acquisition agreement. In consideration of such and acknowledged as good and

valuable consideration, from the date first stated herein this LOI until the earlier to occur of the parties' mutual execution of the definitive Acquisition Agreement or October 1, 2005 (the "Exclusive Period"), other than as contemplated by this LOI, RA, and Sellers will not directly or indirectly, through any officer, director, employee, agent, or otherwise, (1) solicit, initiate, accept, or encourage submission of any proposals or offers from any corporation, partnership, persons or group relating to any acquisition, purchase or option to purchase any of the business, assets, or stock of RA, or any merger, consolidation, recapitalization or other business combination of any kind involving RA, or any other transaction that is incompatible with the transaction described in this LOI, or (ii) furnish to any person (other than its own professional advisors), any information with respect to any such transaction.

35. Disclosure. RA and Sellers acknowledge that Viva is a publicly traded company and is governed by Securities and Exchange Rules and Regulations and the Sarbanes-Oxley Act of 2002 regarding disclosures of any information that "may be considered by an investor as pertinent to the investors decision to purchase or sell" VIVA securities. In so acknowledging RA and Sellers agree that due to the aforesaid VIVA is required to file an SEC Form 8-K within four (4) business days upon mutual execution of this LOI. To the extent legally required and or allowed under SEC Rules and Regulations concerning fair disclosure, RA and Sellers will permit VIVA, with prior review, advice, and consent, which will not be unreasonably withheld, to file any required SEC filings and obtain any SEC approvals including but not limited to SEC Form 8-K, and will coordinate such with any press release from VIVA, RA and or Sellers of the potential acquisition to the public, its employees and selected customers. Until filing of the SEC Form 8-K and as so stated herein in this LOI neither party will disclose the fact that negotiations are taking place, except on a confidential basis to employees and professionals working on behalf of the respective parties on a need to know basis and except as required by law.

36. Professional Fees. Each party will fund and pay the fees of its own accountants, attorneys, investment advisors, and other professionals.

37. Termination. Subject to the provisions that are stated as binding in this LOI, either party may terminate this LOI at any time before a definitive acquisition agreement is executed by sending written notice thereof to the other party. In addition either party may terminate this LOI upon the breach by the other party of the covenants contained in paragraphs. The written notice must state the grounds upon which the party relies to terminate this LOI.

38. Governing Law. This LOI will be governed by and construed in accordance with the laws of the State of Tennessee without giving effect to principals of conflicts of laws.

Please indicate your acknowledgement of the foregoing principal terms of the proposed acquisition and your acceptance of the binding provisions above by signing and dating below and returning this LOI. If VIVA does not receive an executed copy of this

LOI on or before September 9th, 2005 it will be assumed that RA and Sellers have no further interest in pursuing this transaction.

This Letter of Intent shall become effective upon the receipt of this Letter of Intent executed by Sellers and upon the execution of an acceptance by Buyer.

~~Very truly yours,~~

Robert J. Scott
Chairman of the Board & Chief Financial Officer

Accepted and agreed to this 8th day of Sept., 2005, on behalf of Seller by

____
Printed name: James R. Story
Title: Shareholder / Agent

Accepted upon behalf of Buyer this 7TH day of OCTOBER, 2005

____
Robert J. Scott
Chairman of the Board & Chief Financial Officer